Exhibit 10.12

                 SECURITY DEPOSIT PAYMENT FORBEARANCE AGREEMENT

     THIS Agreement, effective as of the Eighth day of June, 2004 ("Effective Date"), is between Successor in Interest to MTC (herein referred to as Successor in Interest to MTC), a corporation of the State of New York and Imperial Petroleum Recovery Corporation (herein referred to as IPRC), a company formed under the laws of Nevada.

     WITNESSETH THAT:

     WHEREAS, Mobil Technology Company ("MTC") and IPRC entered into an agreement, effective October 6th, 1999 ("Prior Agreement") pursuant to which MTC provided IPRC with security deposit of one million United States Dollars (U.S. $1,000,000) ("Security Deposit); and

     WHEREAS, the Prior Agreement terminated on October 6, 2001; and

     WHEREAS, IPRC was to repay the Security Deposit on August 10, 2003, which obligation survived termination of the Prior Agreement; and

     WHEREAS, IPRC has not repaid the Security Deposit as of the effective date of this Agreement and is currently in default of its obligation to repay the Security Deposit under the Prior Agreement and as a result of such default, IPRC further owes interest on the Security Deposit as specified in the Prior Agreement, which obligation further survived termination of the Prior Agreement; and

     WHEREAS, the right under the Prior Agreement to receive the Security Deposit and accrued interest from IPRC was assigned from MTC to Successor in Interest to MTC on December 6, 2002 and as a result of that assignment, Successor in Interest to MTC is a secured creditor of IPRC; and

     WHEREAS, to avoid creating a situation that could cause IPRC to file for bankruptcy, Successor in Interest to MTC is willing to forebear its collection of the Security Deposit as a single payment and to allow IPRC to make six payments totaling one million United States Dollars (U.S.$1,000,000) as set forth herein and further, if IPRC makes all of such Security Deposit payments on or before the specified timetable, Successor in Interest to MTC is willing to forgive the accrued interest on the Security Deposit.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

     1.01 Terms defined in this Agreement shall have the definitions provided herein. Terms not defined in this Agreement shall have the meaning defined for them in the Prior Agreement. In the event of any conflict between the terms of this Agreement and the Prior Agreement, the terms of this Agreement shall control.

                              ARTICLE II- PAYMENTS

     2.01 As used herein, "Financial Trigger Event" shall mean the effective date of the first agreement between IPRC (or any affiliate, agent or licensee with rights to sublicense MST) and any third party for the lease, sale, or license of one or more MST Units after the Effective Date. IPRC agrees to promptly notify Successor in Interest to MTC in writing of the execution of any agreement on or before October 31, 2004 between IPRC or any affiliate, agent, or licensee with rights to sublicense MST and any third party for the lease, sale, or license of one or more MST Units.

     2.02 Provided that the Financial Trigger Event occurs on or before October 31, 2004, Successor in Interest to MTC and IPRC agree that the Security Deposit payment schedule is changed from that specified in Sections 6.3, 6.4 and 6.5 of the Prior Agreement to that specified below. Payment will be made by IPRC to Successor in Interest to MTC according to the specified schedule and no invoices will be required from Successor in Interest to MTC to IPRC before making such payments.

          Until lPRC shall fully repay the Security Deposit, thirty (30) days after the conclusion of each calendar quarter (January to March, April to June, July to September and October to December or any portion thereof) after the Financial Trigger Date, IPRC shall pay Successor in Interest to MTC at least Sixty Thousand United States Dollars (U.S.$60,OOO.00) for each MST Unit sold, leased or licensed after the Financial Trigger Date. Failure to make the specified payments on time shall be a default. Examples of the application of this payment schedule are shown in Appendix I.

     2.03 If the Financial Trigger Event occurs on or before October 31, 2004 and IPRC repays the entire Security Deposit on or before December 1, 2005 as specified in Section 2.02, Successor in Interest to MTC will forgive any interest accrued and due under the Prior Agreement, however if anyone or more of the payments called for in Section 2.02 are not made as specified or if the Security Deposit was not entirely repaid by December 1, 2005, IPRC shall continue to be obligated to pay the Security Deposit payments as specified in
Section 2.02 and shall pay Successor in Interest to MTC interest on the Security Deposit as follows:

          Interest due on the Security Deposit, including accrued interest, from August 10, 2003 up to the date IPRC pays the Security Deposit and accrued interest in full will be charged upon the unpaid Security Deposit plus any accrued interest at a rate equal to the prime rate of Citibank (New York) at the close of business on the last business day of the calendar year immediately preceding each respective year (or portion thereof) that the Security Deposit remains unpaid, plus four percent (4%) per annum. The interest will be added to the amount that IPRC owes Successor in Interest to MTC.

     2.04 If the Financial Trigger Event does not occur on or before October 31, 2004, IPRC shall continue to be obligated to pay the Security Deposit, including accrued interest, charged upon the unpaid Security Deposit plus any accrued interest, at a rate equal to the prime rate of Citibank (New York) at the close of business on the last business day of the calendar year immediately preceding each respective year (or portion thereof) that the Security Deposit remains unpaid, plus four percent (4%) per annum beginning on August 10, 2003 and ending when the Security Deposit plus accrued interest has been paid in full to Successor in Interest to MTC and failure to pay the Security Deposit, including any accrued interest, by October 31, 2004 shall be a default. The interest will be added to the amount that IPRC owes Successor in Interest to MTC.

     2.05 Payments made by IPRC to Successor in Interest to MTC shall be first credited to repayment of the Security Deposit without accrued interest and then to payment of accrued interest. IPRC shall pay Successor in Interest to MTC accrued interest in successive fifty thousand United States dollar (U.S.$50,OOO) payments every thirty (30) days beginning upon the repayment of the Security Deposit and continuing until all accrued interest due Successor in Interest to MTC has been paid. Failure to make accrued interest payments on time shall be a default.

     2.06 All amounts specified in this Agreement are in U.S. Dollars and are net of any value added taxes (VAT), and all payments provided for in this Agreement shall be paid in United States Dollars and be remitted preferably by wire transfer, or by check or draft, to the following banking address, or to such other new banking address provided by Successor in Interest to MTC upon ninety (90) days prior written notice thereof to IPRC. Payments by wire shall be to:

          For the account of: Successor in Interest to MTC

Or if by check or draft to:

          Successor in Interest to MTC

     All payments due from IPRC shall be equal to one hundred percent (100%) of the invoice amount or the amount specified in this Agreement without deductions for any taxes, assessments or charges levied, assessed or imposed (other than by the Government of the U.S.A.) which IPRC or Successor in Interest to MTC or any other party shall be required to payer withhold in respect to or calculated with reference to such payment due Successor in Interest to MTC. Any such taxes, assessments, and/or charges shall be paid by IPRC, on behalf of and in the name of Successor in Interest to MTC, and receipts for such taxes, assessments or charges shall be forwarded to Successor in Interest to MTC.

                       ARTICLE III - ADDITIONAL COVENANTS

     3.01 IPRC represents and warrants that it has not paid any dividends or other capital distributions or made any other distribution or payment on account of or in redemption, retirement, or purchase of any capital stock (collectively, "Distributions") to any of its shareholders during the time period from August 10, 2002 to the Effective Date.

     3.02 Until the Security Deposit, including any accrued interest, is paid to Successor in Interest to MTC in full, without Successor in Interest to MTC's express written consent:

          (a) IPRC agrees that no Distributions shall be made to any of its shareholders, however an already agreed payment of up to three hundred thousand United States Dollars (U.S.$300,000.00) total may be made to IPRC's three largest shareholders; and

          (b) IPRC agrees that it shall pay no other creditor a greater percentage of its indebtedness to such creditor than it shall pay to Successor in Interest to MTC, however IPRC may pay its creditors its actual costs that are reasonable for office rent, office supplies, office equipment, utilities, taxes, wages and salaries for employees other than officers or IPRC shareholders and travel and entertainment expense associated with marketing MST Units up to a maximum of fifty thousand United States Dollars (U.S.$50,000.00) per month, which maximum shall be increased by up to an additional twenty-five thousand United States Dollars (U.S.$25,000.00) per month if needed to support expanded marketing efforts for MST Units.

     3.03 Beginning with the Financial Trigger Date, IPRC shall deliver to Successor in Interest to MTC as soon as available, but in any event within 30 days after the end of each calendar quarter, a company prepared consolidated balance sheet and income statement covering IPRC's consolidated operations during such period, in a form acceptable to Successor in Interest to MTC and certified by a responsible officer of IPRC.

                      ARTICLE VI - ADDITIONAL REQUIREMENTS

     4.01 The obligation of Successor in Interest to MTC to forbear its rights to receive the Security Deposit from the Prior Agreement is subject to the condition precedent that Successor in Interest to MTC shall have received, in form and substance satisfactory to it, the following:

          (a)  this Agreement;

          (b) an officer's certificate of IPRC with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

          (c) annual consolidated balance sheet and income statement covering IPRC's consolidated operations during 2002 and 2003 (unaudited ones acceptable) as soon as practical after the Financial Trigger Date; and

          (d) such other documents, and completion of such other matters, as Successor in Interest to MTC may reasonably deem necessary or appropriate.

     4.02 Should IPRC have an opportunity to sell, lease or otherwise transfer the Torrance MST Equipment ("Collateral") to a third party for fair value, IPRC shall promptly notify Successor in Interest to MTC and Successor in Interest to MTC, at its sole discretion under terms acceptable to Successor in Interest to MTC, may provide IPRC with a written waiver of its security interest.

     4.03 Successor in Interest to MTC (through any of its or its affiliates' officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during IPRC's usual business hours but no more than once a year (unless IPRC is in default of any of its obligations under this Agreement), to inspect IPRC's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify IPRC's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

                   ARTICLE V - REPRESENTATIONS AND WARRANTIES

     5.01 IPRC represents and warrants as follows:

          (a) IPRC has good title to the Collateral, free and clear of liens, except for liens to Successor in Interest to MTC and its affiliates. All inventory is in all material respects of good and marketable quality, free from all material defects, except for inventory for which adequate reserves have been made.

          (b) There are no actions or proceedings pending by or against IPRC or any of its affiliates before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a material adverse effect on IPRC's interest or Successor in Interest to MTC's security interest in the Collateral.

          (c) All consolidated financial statements related to IPRC and any of its affiliates that are delivered by IPRC to Successor in Interest to MTC fairly present in all material respects IPRC's consolidated financial condition as of the date thereof and IPRC's consolidated results of operations for the period then ended. Since the date of the most recent of such financial statements submitted to Successor in Interest to MTC, no event or circumstance has occurred or exists, which individually or in the aggregate has resulted or could reasonably be expected to result in a material adverse effect.

          (d) IPRC is. in default of its obligation to repay the Security Deposit under the Prior Agreement.

          (e) Successor in Interest to MTC , through its predecessor, MTC, holds a valid, perfected first priority lien against the Collateral, which lien will continue in full force and effect until repayment of the Security Deposit is made in full.

          (f) Successor in Interest to MTC, through its predecessor, MTC, has the present right to exercise all of the remedies available to MTC under the Prior Agreement.

                             ARTICLE VI - ASSIGNMENT

     6.01 This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire assets and business of the respective parties hereto. This Agreement shall be assignable by Successor in Interest to MTC to any of its affiliates but shall not otherwise be assignable by either party without the prior written consent of the other party. Any and all assignments of this Agreement or of any interests therein not made in accordance with this Paragraph shall be void.

                              ARTICLE VII- DEFAULT

     7.01 If IPRC shall be in default of any obligation hereunder, Successor in Interest to MTC may give written notice to IPRC specifying the claimed particulars of such default and in the event IPRC shall not have remedied such default within sixty (60) days after the date of such notice,

          (a) The entire unpaid principal sum of the Security Deposit plus any and all interest accrued thereon shall, at the option of Successor in Interest to MTC, become due and payable immediately without presentment, demand, notice of payment, protest, notice of protest, or other notice of dishonor, all of which are expressly waived by IPRC.

          (b) Successor in Interest to MTC shall have with respect to the Collateral all of the rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law and all rights provided herein or in any other applicable security, loan or other agreement, all of which rights and remedies shall, to the full extent permitted by law, be cumulative.

          (c) Successor in Interest to MTC may require IPRC at its expense to assemble the Collateral and make it available to Successor in Interest at a place to be designated by Successor in Interest to MTC which is reasonably convenient to Successor in Interest to MTC and IPRC.

          (d) Successor in Interest may sell the Collateral or any part thereof at public or private sale, at any of Successor in Interest to MTC's offices or elsewhere, for cash, on credit or for future delivery, and at such prices and upon such other terms as Successor in Interest to MTC may deem commercially reasonable.

          (e) Any notice of sale, disposition or other intended action by Successor in Interest to MTC, sent to IPRC at the address specified below, or such other address of IPRC as may from time to time be shown on Successor in Interest to MTC's records, at least five (5) days prior to such action, shall constitute reasonable notice to IPRC.

          (f) The rights and remedies provided to Successor in Interest herein are not exclusive and are in addition to any other rights and remedies Successor in Interest already has under the Prior Agreement and may now or hereafter have at law or in equity, and each and every such right or remedy shall be cumulative and concurrent, and in addition to every other such right or remedy, and may be pursued singly, concurrently, successively or together, at the sole discretion of Successor in Interest to MTC, and shall not be exhausted by anyone exercise thereof but may be exercised as often as occasion therefore shall occur. The failure to exercise or delay in exercising any such right or remedy shall not be construed as a waiver or release thereof.

                          ARTICLE VIII - MISCELLANEOUS

     8.01 The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the Commonwealth of Virginia, U.S.A. without recourse to its conflicts of law rules.

     8.02 None of the provisions of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law or ordinance, the latter shall prevail; but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

     8.03 IPRC shall not cause or permit the release of any advertising, publicity, news release or other public announcement referring to this Agreement or having or containing any reference to Successor in Interest or its affiliates or in which the name of Successor in Interest Research and Engineering Company, Successor in Interest to MTC, Successor in Interest to MTC, Successor in Interest to MTC, Successor in Interest to MTC or Successor in Interest appears until written approval has been obtained from Successor in Interest to MTC, however IPRC may re-release or refer to previously published information that refers to Successor in Interest or its affiliates.

     8.04 The headings in this Agreement are for informational purposes and should not be construed as altering the terms of the Agreement.

                             ARTICLE IX - ADDRESSES

     9.01 The addresses of the parties hereto are as follows, but either party may change its address for the purpose of this Agreement by notice in writing to the other party:

                          Successor in Interest to MTC:

                  Imperial Petroleum Recovery Corporation 1970\
                  South Starpoint Drive
                  Houston TX 77032
                  Telephone: 281 821 1110
                  Attn: Alan Springer

In the event notices, statements, payments received under this Agreement by a party hereto are sent by certified or registered mail to the party entitled thereto at the address provided for in this Agreement, they shall be deemed to have been given or made as of the date so mailed, and if sent by wire then as of the date transferred.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective corporate names by their respective officers thereunto duly authorized.

IMPERIAL PETROLEUM                       SUCCESSOR IN INTEREST TO MTC
RECOVERY CORPORATION
By                                       By
Name:                                    Name:
Title                                    Title
Date:                                    Date:

                                   APPENDIX I

Payment Calculation Examples:

Example 1:

A.   Assume Financial Trigger Date is May 1, 2004
B. Assume IPRC sells one (1) MST Unit in the May 1 transaction C. IPRC should pay Successor in Interest at least $60,000 on each July 30, October 30, January 30, and April 30 thereafter until the Security Deposit and accrued interest have been paid in full.

Example 2:

D.   Assume Financial Trigger Date is May 1, 2004
E. Assume IPRC sells two (2) MST Units in the May 1 transaction F. IPRC should pay Successor in Interest at least $120,000 on each July 30, October 30, January 30, and April 30 thereafter until the Security Deposit and accrued interest have been paid in full.

Example 3:

G.   Assume Financial Trigger Date is May 1, 2004
H.   Assume IPRC sells three (3) MST Units in the May 1 transaction
I. IPRC should pay Successor in Interest to MTC at least $180,000 on each July 30, October 30, January 30, and April 30 thereafter until the Security Deposit has been paid in full. Under the terms of the Agreement, if IPRC makes the specified payments on time, Successor in Interest to MTC will forgive the accrued interest.

Example 3a:

J.   Assume Financial Trigger Date is May 1, 2004
K.   Assume IPRC sells three (3) MST Units in the May 1 transaction
L. IPRC should pay Successor in Interest to MTC at least $180,000 on each July 30, October 30, January 30, and April 30 thereafter until the Security Deposit has been paid in full, and if IPRC should fail to make one or more payments on time, then also until the accrued interest has been paid in full.